Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-150425

April 29, 2008

INTERACTIVE BROKERS GROUP, INC.

Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Interactive Brokers Group, Inc. (the “Company”) intends to use the attached presentation in connection with the Company’s road show relating to its public offering of securities described in the above-referenced Registration Statement on Form S-1.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus. Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will make the latest prospectus available at www.interactivebrokers.com/ir.

2008 Investor Presentation How to build a global trading platform? 99,000 professional traders from 145 countries executing more than 950,000 trades a day on 70 exchanges and market centers, in 25 countries, in 14 currencies is a good place to start when you have a long way to go.

1 Disclaimer This presentation is not a prospectus and is not an offer to sell securities. A registration statement relating to the common stock of Interactive Brokers Group, Inc., has been filed with the Securities and Exchange Commission, but has not yet become effective. The common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering of the common stock is being made by means of the prospectus only, copies of which may be obtained from the placement agents for this offering. Except for the historical information contained herein, the matters discussed in this presentation include forward-looking statements that invoke risks and uncertainties. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward looking statement. More detailed information about factors that may affect our performance may be found under "Risk Factors" in the prospectus. Investing in the common stock of Interactive Brokers Group, Inc., involves a substantial risk. Please read the “Risk Factors” section of the prospectus.

“Never settle for an ordinary vechile” THOMAS PETERFFY Founder, Interactive Brokers Group, L.L.C. A pioneer in the options and electronic trading market like Thomas Peterffy knows the importance of providing his clients with exceptional financial vehicles for managing risk. As one of the world’s largest traders of exchange-traded derivatives, executing more than 500,000 trades per day. Peterffy and his team at interactive Brokers Group deliver direct access to CME Group’s benchmark futures and options products – enabling their network of professional traders and investors to manage best what matters most. CME Group A CME/Chicago Board of Trade Company IDEAS THAT CHANGE THE WORLD* By improving the way markets work, CME Group is a vital force in the global economy, offering futures and options products on interest rates, equity indexes, foreign exchange, commodities and alternative investments. For more about how CME can change your world, visit www.cme.com/info. The Globe logo, CME, Chicago Mercantile Exchange, and CME Group are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. Copyright @ 2007 CME Group. All rights reserves.2

3 Ticker/Exchange IBKR/NASDAQ Global Select Market Shares Offered 50,000,000 class A shares Expected Pricing Week of May 5, 2008 Minimum Bid Price $33.50 per share Placement Agents WR Hambrecht + Co, Fox-Pitt Kelton, Cochran Caronia Waller, Sandler O’Neill + Partners 2008 Follow On Offering

Company Overview 4

 We are an automated, global Market Maker and Broker specializing in equities and derivatives We positioned ourselves at the cross section of 4 broad historical trends: Globalization – integrating the worlds markets Adoption of technology – automation Spreading equity culture – growing investor class Optimizing the allocation of resources on a global network of electronic platforms is a major trend of our times Electronic exchanges, market makers, brokers and customers form the network Established platform from which to expand further to new exchanges, products and customers 31 years of single minded focus on automation enabled us to generate more than $1 million of pretax profit per year per employee, for the past three years 5 Company Overview

1977 – T. Peterffy buys a seat on the American Stock Exchange (AMEX). First to use computer generated fair values for options trading on the floor 1993 – In the USA our integrated market making system communicates with hand-held computers on exchange floors via radio waves Automated markets in: Switzerland, France, England, Holland, Sweden, Austria, Spain, Hong Kong, Australia, Italy 1985 – Wired CRT terminals on the trading floor s display continuous bid/offer prices for options 1982 1984 1986 1988 1990 1992 1978 1980 1982 – Timber Hill is formed, our computers analyze live ticker feed 1983 – First hand-held computer introduced on the trading floor 1990 – Become members of the first electronic options exchange, the DTB (now Eurex ). First example of completely automated market making 1994 1996 1998 2000 2002 2004 2006 1995 – IB releases the first version of the Trader Wor kstation though which professional traders have direct access to the world’s markets On the CME our brokers’ hand-helds in the pit are radio linked to our routers, and from there to our customers’ trading screens 1999 – We demonstrate our best execution option routing to SEC chairman, Arthur Levitt 2000 – The first electronic options exchange in the USA, Inter national Securities Exchange (ISE). From day one we maintain two sided continuous automated quotes for most listed products 2002 – IBG, the Bourse de Montreal and the Boston Stock Exchange agree to form the Boston Options Exchange (BOX) IB releases the Universal Account: securities, currencies and commodities in multiple countries and currencies trade from a single account At the forefront of building, installing, and managing proprietary automated broker-dealer systems since 1977 6 History 2007 – IBKR, Initial Public Offering of 40MM shares at $30.01 per share IB Risk Navigator SM is launched Introduced portfolio margining 2006 – IBG enters into joint venture with the CME and CBOE to develop OneChicago exchange for single stock futures IB institutes penny trading in all option classes

Our Strategies

Our Strategies Accelerating adoption of electronic trading plays to our strengths Explosive volume growth across global derivatives exchanges Maintain and increase our market share Be the global broker for professional traders wherever they are and whatever they want to trade Use our market making to pave the way Expand to new countries, new exchanges, new products Market to new classes of customers (1) Data for global equity option volume excludes volume of the Kospi 200 Ind ex Option Contract, which is an index of 200 stocks on the Korea Exchange. 8 Global Equity Option Volume: Annual Volume Tr aded (1) (MM Contracts) CAGR 24.0% Global Futures and Options on Futures Volume: Annual Volume Traded CAGR 25.7% Source: Futures Industry Association Source: Futures Industry Association (MM Contracts)

Our Competitors Market Making: Large Broker Dealers: Goldman Sachs, Citibank, UBS, Morgan Stanley, Merrill Lynch They have taken some big hits, they are disoriented – we continue to focus on building our platform Niche Players: Citadel, LaBranche, Group One, Wolverine, Peak6 Brokerage: Prime Brokers Online Brokers, illustration: 9 Interactive (as of and for the quarter ended 3/31/08) Brokers Schwab optionsXpress Cleared accounts (in thousands) 99 7,162 277 Cleared DARTs (in thousands ) 303 275 38 Average annual trades per account 788 10 34 Average commission per cleared trade $4.32 $14.47 $16.81 (including exchange and regulatory fees) Interest (as of 4/25/08) Paid on deposits of more than $100,000 1.93% 0.50% 1.18% Charged on margin loans $100,000 to $1,000,000 3.43% 7.06% 4.25%

114 97 346 113 127 365 121 152 290 145 215 569 178 313 762 201 336 932 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 $1,600 in Millions 2002 2003 2004 2005 2006 2007 Fixed Costs Variable Costs Profit Our Competitive Strengths Automated proprietary platform – Automation – An overwhelming competitive advantage Execute on over 70 electronic exchanges and ECNs, in 25 different countries, in 14 different currencies In 2007, transacted 14% of the world’s and 18% of the US listed equity based options volume Executed, cleared and settled over 950,000 trades per day in 1Q 2008, with an average of 681 employees Makes us one of the lowest cost producers in our industry, able to compete with lowest dealing spreads, lowest commissions, lowest financing rates and fees Low cost structure: 10 Avg. profit growth 27%

Our Competitive Strengths, continued Experienced, technology oriented management team, with longevity and significant economic interest Complementary business lines – Market Making and Brokerage; extensive knowledge base and technological synergies Established franchise – deeply embedded in the exchange listed derivatives space Real-time risk management – technology tuned to risk avoidance 11 Years with Age the company Position Thomas Peterffy 63 31 President & CEO, Chairman of the Board Earl H. Nemser 61 20 Vice Chairman & Director Thomas A. Frank 53 23 EVP and CIO Paul J. Brody 48 21 CFO Group & Director Milan Galik 41 17 SVP Software Development & Direc tor Next 8 officers 44 15 Average Tenure 18

Evolution of Market Making Short Term - dependencies: Opening up economies of developing countries to private ownership and foreign competition Establishment of electronic exchanges, updating technologies, liberalization of exchange rules Exchange fees, classes of participants, priority rules, exchange models In US: clarification and enforcement of best execution requirements Long Term - market makers need pricing and brokerage systems 1. Pricing Systems: Software that creates buy and sell orders simultaneously Make a regular profit Availability of cheap and efficient brokerage systems is the only barrier to entry 2. Brokerage Systems: Electronic interfaces to exchanges, clearinghouses and payment systems Trade execution and settlement facilities Position keeping, risk management and capital adequacy evaluation systems Stock lending and borrowing systems Financing and corporate action administration In the long run, the best combination of market making and brokerage systems will prevail Our goal is to build the most efficient and cost effective brokerage system 12

Timber Hill: Market Making 13

Timber Hill Global Reach Leading market maker in exchange listed equity options globally Market makers hold preferential rights and obligations at exchanges in return for providing liquidity Unprecedented growth in options volume in both high and low volatility periods 14

Timber Hill Non-Directional Market Making Market maker, not an investor in securities or the broad market Trading volumes drive profit generation; not the direction of the market Long gamma position protects against a severe market dislocation and decreased trading volumes As illustrated to the left, Timber Hill’s portfolio defense is balanced. A market dislocation in either direction would result in position profit. The data contain no time component, and therefore, do not show the loss from the decaying value of options over time. Up-Market / Down-Market Scenarios 15 $0 $100 $200 $300 $400 $500 $600 $700 $800 $900 -30% -20% -12% -8% -4% 0% 4% 8% 12% 20% 30% Market movement Profit Impact (US$ 000's) 1/2/08 1/9/08 1/16/08 1/23/08 1/30/08

Timber Hill Risk Management Entire portfolio is evaluated several times a second and continuously rebalanced throughout the trading day Execute many small trades at tiny but favorable differential Global footprint allows risk management across multiple markets 395,000 trades per day average in 2007 and 423,000 in 1Q 2008 Broad diversification across 420,000 tradable items protects capital base Bid/Offer spreads may be widened to allow model time to react to news and generate new quotes Proprietary risk management system estimates the fair value of financial instruments Value at Risk (VaR) is typically under $15 million Financing limitations, both overall and product specific, are programmed as constraints System hedges overall net position consistent with positive gamma profile Teams of experienced traders around the world monitor the system during all trading hours 16

Timber Hill Liquidity Management Ability to control assets and liabilities is important to managing liquidity In order to prevent the accumulation of excessive portfolio positions, Timber Hill uses the following tools, among others, to help avoid the over-extension of its capital base: Interest rates, which are used to calculate the forward prices of stocks, allow the firm to manage the size of stock positions Discount rates, which are used to calculate the present value of option prices from their future value, are used to manage the size of options positions Global liquidity is monitored and managed daily 17

Interactive Brokers: Electronic Brokerage 18

Universal Worldwide Trading Access One Universal Account - provides a single point of entry to all products and markets Access to 60+ exchanges worldwide Seamless trading across 12 currencies Broad Products and Services Suite Premier Trading Technology Professional interface Modular product offering Dynamic “smart” routing and re-routing of orders for optimal execution Integrated analytics Paper-trading to test trading strategies Seamless trading across product classes: stocks, options, futures, forex, bonds Lower Commission and Execution Costs Low execution costs: Stocks $.005 or less/share Options $.70 or less/contract High interest rates on customers’ cash balances Low interest rates on customers’ margin balances 19 Customers -Banks- -Hedge Funds- -Advisors- -Introducing Brokers- -Individual Investors-

Customer Trading Tools PROFESSIONAL TRADER INTERFACE: SINGLE, MULTI-PRODUCT SCREEN WITH REAL-TIME STREAMING QUOTES AND QUICK CLICK ORDER ENTRY AUTO RECOVERY: RE-ROUTES U.S. OPTIONS ORDERS IN CASE OF EXCHANGE MALFUNCTION, WITH IB UNDERTAKING THE RISK OF DOUBLE EXECUTIONS REAL TIME REPORTS: EXECUTION REPORTS CUSTOMIZED ACCOUNT STATEMENTS/INFORMATION “DYNAMIC SMARTS”: ORDER ROUTING SEARCHES FOR BEST PRICE AND DYNAMICALLY RE-ROUTES ALL OR PART OF CUSTOMER’S ORDER FOR BEST EXECUTION ANALYSIS: TECHNICAL ANALYTICS FUNDAMENTAL ANALYTICS MARKET SCANNERS INTERACTIVE CHARTS IB RISK NAVIGATOR SM IB Trader Workstation SM - “TWS” allows traders to access multiple task-related windows to aid in managing and trading portfolios 20

Brokerage Risk Management Real time risk management across all product classes and currencies Approval / Rejection of all new orders Immediate auto liquidation if equity falls below requirement No Margin Calls are needed - Customers are expected to actively manage their positions “Smart” liquidation, minimizes damage to customer’s portfolio IB Risk NavigatorSM - Real-time risk management tool offered free to all customers Unifies exposure across multiple asset classes around the globe Identifies overexposure, updated every 10 seconds or upon changes to portfolio composition Offers customers ability to modify positions through “what-if” scenarios that show hypothetical changes to the risk summary 21

Brokerage Growth 22 Cleared Customer Accounts & Assets US$ (billions) Accounts (000s) Cleared Customer Trades & Commissions 0 40 80 120 160 200 240 2002 2003 2004 2005 2006 2007 -20 20 60 100 140 180 220 260 Cleared DARTs Cleared Commissions DARTs (000s) Rev. US$ (millions) Cleared Customers (execution and clearance): Customer accounts grew on average 34% per year Customer equity grew 71% per year, over the past 5 years At 3/31/08: 99 thousand customer accounts 9.2 billion in customer equity 303 thousand DARTs Customer Equity Customer Accounts 10.0 8.0 6.0 2.0 0.0 2002 2003 2004 2005 2006 2007 120 100 80 60 40 20 0

Financial Summary 23

(In millions) 2002 2003 2004 2005 2006 2007 1Q08 Revenues: Trading gains $472 $488 $423 $640 $804 $888 $379 Commissions and execution fees $64 $93 $112 $132 $174 $261 $88 Net interest income $13 $13 $22 $103 $188 $227 $31 Other income $8 $11 $7 $54 $86 $92 $31 Total net revenues $557 $605 $564 $929 $1,252 $1,468 $528 Non-interest expenses: Variable, execution and clearing $97 $127 $152 $215 $313 $336 $87 Fixed expenses $114 $113 $122 $145 $178 $201 $67 Total non-interest expenses $211 $240 $274 $360 $491 $537 $154 Income before income tax $347 $365 $290 $569 $762 $932 $374 Profit Margin (% of Net Revenue) 62% 60% 51% 61% 61% 63% 71% Year Ended December 31, Summary Financial Results We remained profitable through varied market conditions 24

25 Profitability Low Cost Structure 0 200 400 600 800 1,000 1,200 1,400 1,600 2002 2003 2004 2005 2006 2007 Fixed Costs Variable Costs Net Revenues US$ (millions) Through heavy reliance on automation the company is able to trade on over 70 market centers and self-clear most of its stocks, options and futures worldwide with an average of 573 employees in 2007 As a result, only 22% of 2007 non-interest expenses were due to compensation; compensation was 8% of net revenues 63% of IBG expenses were variable in 2007 and correlated to business activity This trend continued in 1Q 2008: $374 million net income before taxes and minority interest 70.8% pre-tax margin

2002 Revenues Market-Making 85% Commissions 11% Net Interest 2% Total net revenues = $557 million 2007 Revenues Market-Making 60% Commissions 18% Net Interest 15% Total net revenues = $1,468 million Other 7% Market Making: Over the past 3 years, 25% to 41% of trading revenues were generated from international operations In 2007, executed 99 million market making trades Make markets in over 11 thousand underlying products Brokerage: In 2007, 29% of total net revenues 2004 to 2007, net revenues grew from $133 to $425 million, net income from $45 to $196 million No single customer contributed more than 1.1% of commissions in 2007 Other 2% 26 Net Revenue Diversification

0.0 1.0 2.0 3.0 4.0 2002 2003 2004 2005 2006 2007 Equity Debt US$ (billions) $34 billion total assets, 99% liquid as of 12/31/07 T-Bills Securities owned, marked to market daily Stocks borrowed (100% collateralized) Receivables from customers, collateralized by marketable securities Long term borrowing consists of a bank revolver and private notes issued to qualified customers (most valuable customers) In 5 years, from 2002 to 2007, equity capital grew from $1.3 billion to $3.6 billion As of 3/31/08, equity capital was $4.0 billion 27 Balance Sheet Low Financial Leverage 99% 97% 94% 92% 90% 1% 3% 6% 11% 13% 1,275 1,605 1,912 2,344 3,103 4,034 89% Highly Liquid US$ (billions) 0.0 10.0 20.0 30.0 40.0 2002 2003 2004 2005 2006 2007 Current Assets Total Assets 7%

28 Pre-Offering Corporate Structure This offering - Up to 12.5% additional interest sold to the public